Exhibit 99.2

Volato Expands Operational KPI Disclosures

Key Metrics Reflect Improvements in Customer Mix and Growth in Yield per Flight Hour

Atlanta, GA -- January 22, 2024 – Volato Group, Inc. (“Volato,” or the “Company”) (NYSE American: SOAR), a leading private aviation company in the United States, today supplemented its January 4, 2024 disclosure of Key Performance Indicators (KPIs) with Empty Percentage, Demand Mix, and Blended Yield for our Light Jet Floating Fleet. This is part of the Company’s ongoing strategy to provide stakeholders with transparent and detailed insights into its operations.

“These expanded disclosures highlight our progress in driving higher aircraft utilization and yield across our light jet floating fleet, ultimately creating greater value for our owners, non-owner customers, and shareholders,” said Mark Heinen, Volato’s Chief Financial Officer. “This shift is crucial as it allows us to capitalize on superior economics associated with program and ad-hoc charter, while rewarding owners with revenue sharing and offering these non-owner customers an attractively priced private aviation service. Over time, with this strategic shift in demand mix, we expect to achieve lower empty leg rates and improved margins. Further, we expect the addition of new planes to our fleet in 2024 to contribute to revenue and market share growth and support our path to profitability.”

The expanded KPIs supplement the Total Flight Hours, Light Jet Market Share, and Net Promoter Score metrics that the Company disclosed on January 4, 2024.

	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023
Total Flight Hours	813	1,199	1,307	1,712	2,103	2,919	2,747	3,504
Empty Percentage	38.0%	41.1%	40.2%	39.0%	41.2%	39.6%	36.6%	37.9%
Demand Mix:
Owner	91%	88%	80%	67%	55%	45%	55%	52%
Program & Ad Hoc	9%	12%	20%	33%	45%	55%	45%	48%
Blended Yield	$4,036	$4,665	$4,512	$4,926	$4,927	$5,042	$4,913	$5,348
Floating Fleet	6	10	11	11	15	18	20	24
Light Jet Market Share	0.7%	0.9%	1.1%	1.3%	1.7%	2.5%	2.5%	2.9%
Net Promoter Score	N/A	N/A	N/A	N/A	86	89	90	88

Empty Percentage

The Company defines Empty Percentage as live hours for owner, program, and ad hoc charter flights divided by total flight hours. All hours not flown by owner, program, or ad hoc charter customers are included in the empty percentage calculation including, but not limited to, Vaunt, training, and maintenance flights. The Company believes Empty Percentage is a useful metric to measure the efficiency of its fleet.

Demand Mix

The Company defines Demand Mix as the number of flight hours flown by owners or non-owners divided by the total number of flight hours.  The Company believes Demand Mix is a useful metric to measure improvement in margin.

Blended Yield

The Company defines Blended Yield as the average occupied price per hour across all Volato product types: owner, program and ad hoc. The Company believes Blended Yield is a useful metric to measure revenue per flight hour.

Light Jet Floating Fleet

The Company defines Light Jet Floating Fleet as the fleet of light jet aircraft flown as directed exclusively by Volato at the end of the quarter.

Total Flight Hours

The Company defines Total Flight Hours as the actual flight time from the moment of aircraft lift-off at the departure airport until it touches ground at the end of a flight as measured by ARGUS.  The Company believes Total Flight Hours are a useful metric to measure the usage of our programs and the scale of its fleet and revenue growth.

Light Jet Market Share

The Company defines Light Jet Market Share as the set of flights flown by light jets departing from and/or arriving at a US airport. The Company believes Light Jet Market Shares is a useful metric to measure the size of the business relative to the current market.

Net Promoter Score

The Company defines Net Promoter Score as a measure of customer loyalty, sourced internally from Volato, based on customer surveys conducted post-flight. The Company believes Net Promoter Score is a useful metric to measure the customer experience.

The disclosure of additional KPIs will also provide Volato stakeholders with clearer insights into aircraft utilization and overall customer engagement as we expand our operational footprint.

While Volato expects to provide updated information on the above KPIs on a quarterly basis, we are under no obligation, and expressly disclaim any obligation, to provide such information in the future, except as required by law.

Cautionary Note on Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of the control of Volato that could cause actual results to differ materially from the results discussed in the forward-looking statements. The words “anticipate,” “believe,” continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward-looking. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual events and results to differ materially from those contained in such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in the Current Report on Form 8-K, filed with the SEC on December 7, 2023 and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Volato undertakes no obligation and does not intend to update or revise these forward-looking statements, whether because of new information, future events, or otherwise.

About Volato

Volato is a full-service private aviation company providing modern ways to enjoy luxury private jets through innovative, efficient, and sustainable solutions. Volato provides a fresh approach to fractional ownership, aircraft management, jet card, deposit and charter programs. Volato’s fractional programs uniquely offer flexible hours and a revenue share for owners in a fleet of HondaJets, which are optimized for missions of up to four passengers. For more information visit www.flyvolato.com.

All Volato Part 135 charter flights are operated by its DOT/FAA-authorized air carrier subsidiary (G C Aviation, Inc. d/b/a Volato) or by an approved vendor air carrier.

Contacts

For Media:
media@flyvolato.com

For Investors:
investors@flyvolato.com

Source: Volato Group, Inc.